Exhibit 99.1

McDermott Reports Second Quarter 2013 Financial Results

Management Actions Include Atlantic Segment Restructuring

HOUSTON--(BUSINESS WIRE)--August 5, 2013--McDermott International, Inc. (NYSE: MDR) (“McDermott” or the “Company”) today reported a net loss of $149.4 million, or $0.63 per fully diluted share, for the quarter ended June 30, 2013. These results compared to income of $52.7 million, or $0.22 per fully diluted share, in the corresponding period of 2012. Weighted average common shares outstanding on a fully diluted basis were approximately 236.2 million and 237.5 million in the quarters ended June 30, 2013 and 2012, respectively.

McDermott’s revenues were $647.3 million for the 2013 second quarter compared to $889.2 million in the corresponding period of 2012. The year-over-year decrease was attributable to the Middle East and Asia Pacific segments, primarily due to the completion of several significant projects that were active in the 2012 second quarter. The decrease from these segments was partially offset by higher revenues in the Atlantic segment due to higher fabrication activity in Mexico. The Company’s operating loss in the 2013 second quarter was $149.5 million compared to operating income of $79.4 million in the 2012 second quarter.

Project Challenges

Additional project-related charges on two projects discussed last quarter resulted in operating losses in the Asia Pacific and Middle East segments. In the Asia Pacific segment, the Company increased its loss estimates by $62.0 million due to delays on a deepwater pipelay project in Malaysia. Late deliveries from suppliers and a prolonged reconfiguration of one of the Company’s marine vessels pushed the project’s installation plan into the monsoon season. As a result, the Company now plans to execute the offshore work in two separate campaigns in 2013 and 2014, to utilize additional third-party support vessels, and has accrued liquidated damages. The Company expects to complete the project in the second quarter 2014.

In addition, the Middle East segment’s results were impacted by a $38.0 million charge to one project in Saudi Arabia. The charge reflects an estimated increase in the Company’s vessel mobilization costs to complete an extended offshore hookup campaign. Inclusive of the second quarter charges, the project remains in an overall profitable position and is expected to be completed by mid-2014. Two of the other loss projects reported last quarter have now been completed.

Management Actions

“As a management team, we are taking immediate and decisive actions to correct the weakness we have experienced in our project bidding and execution,” said Stephen M. Johnson, Chairman of the Board, President and Chief Executive Officer of McDermott. “We are driving a more disciplined culture within the Company, and we expect our operating leadership change announced separately today will add focus and urgency to our intentions. Although these problematic projects are expected to require some time to fully work through the system, the initiatives listed below reinforce our commitment to delivering an adequate return on our investors’ capital.”

Atlantic Restructuring

With the goal of substantially consolidating the Atlantic segment, the Company commenced the restructuring of its Atlantic operations in the second quarter 2013. The restructuring includes personnel reductions in Houston and New Orleans as well as a relocation of Morgan City’s fabrication and marine activities to Altamira, Mexico, following the completion of Morgan City’s existing projects in backlog. Restructuring costs are expected to range between $45 million to $60 million and include severance, asset impairment and relocation expenses, and future Morgan City lease costs. Approximately $15.5 million of these restructuring costs were incurred during the 2013 second quarter, and the majority is expected to be recognized over the next four quarters.

Project Bidding and Execution

The Company is employing a multi-faceted approach to improve overall bidding and execution. First, the Company has accelerated its ongoing initiative to overhaul the leadership of its project delivery teams by hiring experienced project leaders and project-focused control and risk management personnel from outside McDermott. Second, the Company has initiated project-level incentive plans that more directly align individual compensation with project performance. Third, the Company is reevaluating risk identification and mitigation coverage to better acknowledge the Company’s inherent risks when bidding.

Establish Subsea Division

In order to improve the Company’s project bidding and execution capabilities in its newer subsea end-market, the Company has established a separate subsea division, led by a seasoned industry team recruited primarily from outside McDermott. The team is to have oversight responsibility for the Company’s subsea assets and existing subsea-related projects and to assist the Company in identifying, mitigating and pricing project execution risks. While this division is still maturing, the Company believes it to be a source of future profitable growth and an area in which McDermott can solidify a meaningful market presence.

Geographic Market Focus

McDermott is refocusing on geographic markets in which it has the scale, expertise and relationships to secure a competitive advantage. In the 2013 second quarter, the Company launched a geographic market focus initiative intended to discontinue bidding activities where it cannot forecast sufficiently attractive return potential. Initially, the Company has decided to exit the Morgan City facility and a joint venture, and it plans to continue its review of target markets.

Contract Backlog Summary

At June 30, 2013, the Company’s backlog was approximately $5.1 billion, compared to $5.3 billion at March 31, 2013. Of the June 30, 2013 backlog, approximately $375.1 million was derived from three projects that are currently in a loss position, of which 98 percent relate to the project in the Asia Pacific segment and a five-year charter in Brazil. In addition, the backlog includes approximately $211.9 million for one project under deferred profit recognition.

Balance Sheet Summary

As of June 30, 2013, McDermott reported total assets of approximately $3.2 billion. Included in this amount was $473.2 million of cash and cash equivalents, restricted cash and investments. Net working capital, calculated as current assets less current liabilities, was $349.8 million. In addition, total equity was $1.8 billion, or approximately 55% of total assets, with total debt of $95.6 million.

OTHER INFORMATION

Conference Call

McDermott has scheduled a conference call and webcast related to its second quarter 2013 results on Tuesday, August 6, 2013, at 9:00 a.m. U.S. Central Daylight Time. Interested parties may listen over the Internet and download supplemental slides through a link posted in the Investor Relations section of the Company's website. The replay will also be available on the Company's website following the end of the live call.

About the Company

McDermott is a leading engineering, procurement, construction and installation (“EPCI”) company focused on executing complex offshore oil and gas projects worldwide. Providing fully integrated EPCI services for upstream field developments, the Company delivers fixed and floating production facilities, pipelines and subsea systems from concept to commissioning. McDermott’s customers include national, major integrated and other energy companies. Operating in approximately 20 countries across the Atlantic, Middle East and Asia Pacific, the Company’s integrated resources include approximately 14,000 employees and a diversified fleet of marine vessels, fabrication facilities and engineering offices. McDermott has served the energy industry since 1923. To learn more, please visit McDermott’s website on the Internet at www.mcdermott.com.

Forward-Looking Statements

In accordance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, McDermott cautions that statements in this press release, which are forward-looking and provide other than historical information, involve risks and uncertainties that may impact McDermott's actual results of operations. These forward-looking statements include statements about backlog, to the extent backlog may be viewed as an indicator of future revenues, expectations on the timing of the execution and completion of existing projects, expectations relating to project profitability, expectations relating to operating leadership changes, the expected costs associated with the Atlantic restructuring, including the expected range of and timing for the recognition of such costs, McDermott’s belief that the Subsea Division will be a source of future profitable growth and an area in which McDermott can solidify a meaningful market presence, and McDermott’s renewed focus on certain markets. Although we believe that the expectations reflected in those forward-looking statements are reasonable, we can give no assurance that those expectations will prove to have been correct. Those statements are made by using various underlying assumptions and are subject to numerous uncertainties and risks, including adverse changes in the markets in which we operate or credit markets, our inability to successfully execute on contracts in backlog, changes in project design or schedules, the availability of qualified personnel, changes in the scope or timing of contracts, and contract cancellations, change orders and other modifications. If one or more of these risks materialize, or if underlying assumptions prove incorrect, actual results may vary materially from those expected. For a more complete discussion of these and other risk factors, please see McDermott's annual and quarterly filings with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 2012 and subsequent quarterly reports on Form 10-Q. This news release reflects management's views as of the date hereof. Except to the extent required by applicable law, McDermott undertakes no obligation to update or revise any forward-looking statement.

McDERMOTT INTERNATIONAL, INC. CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
	(In thousands, except share and per share amounts)

Revenues	$647,250	$889,248	$1,454,738	$1,616,926
Costs and Expenses:
Cost of operations	723,259	759,704	1,436,073	1,357,138
Selling, general and administrative expenses	52,617	47,482	104,843	94,093
(Gain) loss on asset disposals	(13)	29	(14,729)	(197)
Restructuring expenses	15,462	-	15,462	-
Total costs and expenses	791,325	807,215	1,541,649	1,451,034
Equity in Loss of Unconsolidated Affiliates	(5,461)	(2,651)	(9,592)	(6,334)
Operating Income (Loss)	(149,536)	79,382	(96,503)	159,558
Other Income (Expense):
Interest income, net	428	1,585	770	3,219
Gain on foreign currency, net	8,904	1,256	6,378	10,697
Other income (expense), net	(31)	51	751	(530)
Total other income (expense)	9,301	2,892	7,899	13,386
Income (loss) from continuing operations before provision for income taxes and noncontrolling interests	(140,235)	82,274	(88,604)	172,944
Provision for Income Taxes	5,902	28,345	33,215	57,088
Income (loss) from continuing operations before noncontrolling interests	(146,137)	53,929	(121,819)	115,856
Total income from discontinued operations, net of tax	-	-	-	3,497
Net Income (Loss)	(146,137)	53,929	(121,819)	119,353
Less: Net Income Attributable to Noncontrolling Interests	3,286	1,190	7,051	3,856
Net Income (Loss) Attributable to McDermott International, Inc.	(149,423)	52,739	(128,870)	115,497

McDERMOTT INTERNATIONAL, INC. EARNINGS PER SHARE COMPUTATION

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
	(In thousands, except share and per share amounts)

Income (loss) from continuing operations less noncontrolling interests	$(149,423)	$52,739	$(128,870)	$112,000
Total income from discontinued operations, net of tax	-	-	-	3,497
Net income (loss)
attributable to McDermott International, Inc.	$(149,423)	$52,739	$(128,870)	$115,497

Weighted average common shares (basic)	236,199,438	235,681,213	236,070,311	235,444,733
Effect of dilutive securities:
Stock options, restricted stock and restricted stock units	-	1,779,552	-	1,951,964
Adjusted weighted average common shares and assumed exercises of
stock options and vesting of stock awards (diluted)	236,199,438	237,460,765	236,070,311	237,396,697

Basic earnings per share:
Income (loss) from continuing operations less noncontrolling interests	(0.63)	0.22	(0.55)	0.48
Income from discontinued operations, net of tax	-	-	-	0.01
Net income (loss) attributable to McDermott International, Inc.	(0.63)	0.22	(0.55)	0.49

Diluted earnings per share:
Income (loss) from continuing operations less noncontrolling interests	(0.63)	0.22	(0.55)	0.47
Income from discontinued operations, net of tax	-	-	-	0.01
Net income (loss) attributable to McDermott International, Inc.	(0.63)	0.22	(0.55)	0.49

SUPPLEMENTARY DATA

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
	(In thousands)
Depreciation & amortization expense	$19,096	$22,598	$39,318	$45,874
Drydock amortization	$4,381	$6,495	$9,931	$13,607
Capital expenditures	$106,826	$86,910	$144,475	$131,661
Backlog	$5,090,868	$5,746,699	$5,090,868	$5,746,699

McDERMOTT INTERNATIONAL, INC. CONSOLIDATED BALANCE SHEETS

	June 30, 2013	December 31, 2012
	(In thousands, except share and per share amounts)
Assets
Current Assets:
Cash and cash equivalents	$ 427,711	$ 640,147
Restricted cash and cash equivalents	24,486	18,116
Accounts receivable--trade, net	318,725	428,800
Accounts receivable--other	65,627	75,461
Contracts in progress	623,930	560,154
Deferred income taxes	7,722	9,765
Assets held for sale	1,396	2,679
Other current assets	39,716	54,667

Total Current Assets	1,509,313	1,789,789

Property, Plant and Equipment	2,231,319	2,115,176
Less accumulated depreciation	(845,362)	(833,385)

Net Property, Plant and Equipment	1,385,957	1,281,791
Investments	21,044	26,750
Goodwill	41,202	41,202
Investments in Unconsolidated Affiliates	28,675	37,435
Assets Held for Sale	12,243	26,758
Other Assets	197,513	129,902

Total Assets	$ 3,195,947	$ 3,333,627

Liabilities and Equity
Current Liabilities:
Notes payable and current maturities of long-term debt	$ 42,531	$ 14,146
Accounts payable	434,783	400,007
Accrued liabilities	328,168	369,418
Advance billings on contracts	301,426	241,696
Deferred income taxes	15,526	10,758
Income taxes payable	37,112	76,986

Total Current Liabilities	1,159,546	1,113,011

Long-Term Debt	53,104	88,562
Self-Insurance	25,413	22,641
Pension Liability	24,350	25,069
Other Liabilities	167,635	132,239
Commitments and Contingencies
Stockholders’ Equity:
Common stock, par value $1.00 per share, authorized 400,000,000 shares; issued 243,928,572 and
243,442,156 shares at June 30, 2013 and December 31, 2012, respectively	243,929	243,442
Capital in excess of par value	1,400,386	1,391,271
Retained earnings	316,886	445,756
Treasury stock, at cost, 7,364,866 and 7,574,903 shares at June 30, 2013 and December 31, 2012,
respectively	(99,184)	(98,725)
Accumulated other comprehensive loss	(156,673)	(94,413)
Stockholders’ Equity--McDermott International, Inc.	1,705,344	1,887,331
Noncontrolling Interests	60,555	64,774
Total Equity	1,765,899	1,952,105
Total Liabilities and Equity	$ 3,195,947	$ 3,333,627

McDERMOTT INTERNATIONAL, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended June 30,
	2013	2012
	(In thousands)
Cash Flows From Operating Activities:
Net income (loss)	$(121,819)	$119,353
Less: Income from discontinued operations, net of tax	-	3,497

Income (loss) from continuing operations	$(121,819)	$115,856
Non-cash items included in net income:
Depreciation and amortization	39,318	45,874
Drydock amortization	9,931	13,607
Equity in (income) loss of unconsolidated affiliates	9,592	6,334
Gain on asset disposals and impairments--net	(14,729)	(197)
Restructuring charges	12,104	-
Provision (benefit) from deferred taxes	(4,314)	1,194
Other non-cash items	9,790	10,858
Changes in assets and liabilities, net of effects from dispositions:
Accounts receivable	117,307	36,237
Net contracts in progress and advance billings on contracts	(4,051)	(150,712)
Accounts payable	24,413	4,074
Accrued and other current liabilities	(23,299)	10,145
Pension liability and accrued postretirement and employee benefits	(25,973)	15,426
Derivative instruments and hedging activities	(71,013)	(24,204)
Other assets and liabilities	(53,739)	6,695

Net Cash Provided By (Used In) Operating Activities--Continuing Operations	(96,482)	91,187

Cash Flows From Investing Activities:
Purchases of property, plant and equipment	(144,475)	(131,661)
Increase in restricted cash and cash equivalents	(6,370)	(2,062)
Purchases of available-for-sale securities	(8,637)	(66,266)
Sales and maturities of available-for-sale securities	34,031	125,895
Proceeds from the sale and disposal of assets	35,672	221
Other investing activities, net	(6,939)	(2,292)

Net Cash Used In Investing Activities--Continuing Operations	(96,718)	(76,165)
Net Cash Provided By Investing Activities--Discontinued Operations	-	60,671

Total Cash Used In Investing Activities	(96,718)	(15,494)

Cash Flows From Financing Activities:
Increase in debt	-	19,033
Payment of debt	(7,073)	(2,988)
Noncontrolling interests distributions and other	(11,243)	(15,726)
Other financing activities, net	(1,038)	(2,638)

Net Cash Used In Financing Activities--Continuing Operations	(19,354)	(2,319)

Effects of exchange rate changes on cash and cash equivalents	118	(168)

Net increase (decrease) in cash and cash equivalents	(212,436)	73,206
Cash and cash equivalents at beginning of period	640,147	570,854

Cash and cash equivalents at end of period--Continuing Operations	$427,711	$644,060

CONTACT:
McDermott International, Inc.
Investors, Analysts and Financial Media:
Steven D. Oldham, (281) 870-5147
Vice President, Treasurer and Investor Relations
soldham@mcdermott.com
or
Trade and General Media:
Louise Denly, (281) 870-5025
Director, Corporate Communications
ldenly@mcdermott.com